Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of the 31st day of October, 2008, by and between Essex Crane Rental Corp., a Delaware corporation (the “Company”), Hyde Park Acquisition Corporation, a Delaware corporation (“Hyde Park”), and Ronald Schad (“Employee”).

WHEREAS the Company is an indirect, majority-owned subsidiary of Hyde Park;

WHEREAS the Company is engaged in the business of purchasing, selling, leasing or other provision of new and used cranes (but excluding the manufacturing of cranes) (the “Business”); and

WHEREAS Employee shall serve as President and Chief Executive Officer of the Company and President and Chief Executive Officer of Hyde Park, and Employee, the Company and Hyde Park are desirous of formalizing their understanding for Employee’s employment, all upon the terms and subject to the conditions hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1. Employment.

The Company and Hyde Park agree to employ Employee, and Employee agrees to be employed by the Company and Hyde Park, upon the terms and subject to the conditions of this Agreement.

2. Term.

The term of Employee’s employment under this Agreement (the “Term”) shall commence on the date hereof (the “Commencement Date”) and shall continue until the earlier of (i) the third anniversary of the Commencement Date and (ii) such earlier date on which the Term is terminated pursuant to Section 5. Unless sooner terminated in accordance with Section 5, the Term shall automatically be renewed and extended for successive periods of one (1) year unless either party hereto shall have notified the other party hereto in writing that such extension shall not take effect at least 90 days prior to the end of the initial Term or of any extension.

3. Duties.

During the Term, (i) the Company shall employ the Employee and the Employee shall serve the Company as its President and Chief Executive Officer and (ii) Hyde Park shall employ the Employee and the Employee shall serve Hyde Park as its President and Chief Executive Officer. Subject to the authority and direction of the Board of Directors of the Company (the “Board” or “Board of Directors”), the Employee shall have the duties, authorities and responsibilities for the general management and control of the affairs and business of the Company and of Hyde Park, and shall perform such other duties and exercise such other authorities commensurate with Employee’s position which are or from time to time may be delegated to him by the Board of Directors or the Company Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board. The principal location of Employee’s employment shall be at the Company’s executive office located in Buffalo Grove, Illinois. Employee shall devote his entire working time to the affairs of the Company and Hyde Park and shall faithfully and to the best of his ability perform his duties hereunder. Notwithstanding the foregoing, nothing herein shall prohibit Employee from (i) engaging in personal investment activities for himself and his family that do not give rise to any conflict of interests with the Company or its affiliates; (ii) subject to prior approval of the Board of Directors, acting as a director or in a similar role for an entity unrelated to the Company if such role does not give rise to any conflict of interests with the Company or its affiliates; and (iii) engaging in charitable and civic activities, in each case and collectively to an extent that does not materially interfere with the performance of Employee’s duties for the Company and Hyde Park hereunder.

Employee shall be appointed to the Board and shall serve as a voting member of the Board throughout the Term. In addition, the Company also agrees to use its best efforts to cause Employee to be elected to the Board of Directors of Hyde Park and to have the Employee serve as a member of the Board of Hyde Park throughout the Term.

4. Compensation and Benefits.

(a) The Company shall pay to Employee a base salary (the “Base Salary”) at a rate of $310,000 per annum, payable in accordance with the Company’s payroll practices for its executive employees. On each anniversary of the Commencement Date or such other appropriate date as may be agreed by the parties during the Term, the Company shall review the Base Salary and determine if, and by how much, the Base Salary should be increased. Employee’s Base Salary in effect from time to time may not be decreased without Employee’s consent. While serving as a member of the Board of Directors of the Company or the Board of Hyde Park, Employee shall not be entitled to Board of Directors’ fees. For the avoidance of doubt, unless otherwise agreed to by Employee and Hyde Park, Employee shall not be entitled to any additional compensation from Hyde Park in connection with his duties pursuant to Section 3.

(b) The Company and Hyde Park have committed to grant an aggregate number of stock options to senior executives of the Company representing the right to purchase not less than ten percent of the number of shares of stock of Hyde Park issued and outstanding as of the closing date of Hyde Park’s acquisition of the majority of the equity securities of Essex Holdings LLC (the “Closing Date”). The Company shall commission a study to be performed by Towers Perrin (or another nationally recognized senior executive consulting firm as mutually agreed to by the parties) of equity grants for senior executives of a comparable group of companies. Employee shall be granted options to purchase shares of common stock of Hyde Park in such number and on such terms and conditions as determined by the Compensation Committee in accordance with Hyde Park’s 2008 Long Term Incentive Plan, which terms shall be no less favorable to Employee than the terms of grants in the top quartile of senior executives as set forth in such study. Any additional grants of options, restricted stock, share appreciation rights or similar incentive arrangements will be at the discretion of the Compensation Committee of Hyde Park.

(c) For each calendar year ending during the Term, in addition to Base Salary, Employee shall be entitled to receive a cash bonus (“Bonus”) which consists of (i) a percentage of the bonus pool set forth in Exhibit A which shall be no less than such percentage applied in the most recent prior year, and (ii) an equipment sale bonus as described in Footnote 1 to Exhibit A. The Bonus will be paid by March 15 of the year following the year to which the Bonus relates (e.g., the Bonus for calendar year 2008 will be paid by March 15, 2009).

(d) During the Term, Employee shall be entitled to participate in those retirement plans, deferred compensation plans, group insurance, life, medical, dental, disability and other benefit plans of the Company at the same level as those benefits are provided by the Company from time to time to other senior executives of the Company. Also, during the Term, Employee shall be entitled to fringe benefits and perquisites at the same level as those benefits are provided by the Company from time to time to other senior executives of the Company generally.

(e) The Company shall promptly pay to Employee the approved reasonable expenses incurred by him in the performance of his duties hereunder in accordance with the Company’s policies in effect from time to time, including, without limitation, those incurred in connection with business related travel or entertainment, or, if such expenses are paid directly by the Employee, shall promptly reimburse him for such payment, provided that Employee provides proper documentation thereof in accordance with the Company’s policy. The Company acknowledges that Employee shall commute throughout the Term from his residence in Manitowoc, Wisconsin, or such other location, to the Company’s facilities, including the Company’s executive office located in Buffalo Grove, Illinois. The Company shall pay Employee’s reasonably incurred commuting expenses consistent with past practices in addition to the automobile lease allowance and expenses provided in Section 4(g).

(f) Effective as of the Commencement Date, Employee shall be entitled to seventeen (17) days of paid vacation in any full calendar year. On each anniversary of the Commencement Date, Employee shall be entitled to one additional day of paid vacation effective as of the next succeeding calendar year (e.g., on the second anniversary of the Commencement Date, Employee shall be entitled to nineteen days of vacation in the next succeeding calendar year), capped at a maximum of twenty (20) days of paid vacation per annum.

(g) During the Term, Employee shall be entitled to lease an automobile at a maximum monthly cost of not more than $860 and to reimbursement of all related expenses related to the business use of such automobile.

(h) Company shall pay the reasonable costs of Employee’s memberships in work-related professional organizations as are appropriate for one in Employee’s position with the Company.

(i) Company shall pay reasonable legal expenses incurred by Employee in connection with the negotiation and consummation of this Agreement, up to an aggregate of $10,000 post-acquisition. Such expenses shall be reimbursed as soon as administratively feasible.

(j) During the Term, the Company shall pay Employee the cost of maintaining his existing fifteen (15) year term life insurance policy. In addition, Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes related to the Company’s payment of the insurance premium, Employee retains an amount of the Gross-Up Payment equal to the tax imposed. Payment made to Employee pursuant to this paragraph shall occur as soon as administratively feasible following Employee’s payment of the insurance premium and taxes.

(k) The Company may, at its discretion, subscribe for and maintain, on behalf of the Company, life insurance or key-man insurance with respect to Employee in such amount and upon such terms or conditions as the Company may deem reasonable. Employee shall cooperate with the Company in connection with the obtaining of any such policies, including, without limitation, the submission to physical examination and blood testing by a physician or other medical professional selected by the Company. The proceeds of such insurance policies will be owned by the Company, and neither the Employee nor his heirs will have any rights therein or claims thereto.

5. Termination.

Employee’s employment hereunder shall be terminated as of the applicable Termination Date upon Employee’s death or Disability, upon expiration of the Term in the event of delivery by either party of a notice of non-renewal pursuant to Section 2, termination by the Company without Cause or upon Employee’s voluntarily leaving the employ of the Company without Good Reason, and may also be terminated as of the applicable Termination Date by delivery of a Notice of Termination (i) by the Company for Cause or (ii) by Employee for Good Reason, with each such term defined as follows:

(a) For Cause. A termination for “Cause” is a termination evidenced by a resolution adopted by the Board after finding in good faith that Employee has:

(i) engaged in gross negligence or willful misconduct in connection with or arising out of the performance of his duties hereunder and such negligence or misconduct has not been cured (if curable) within a period of thirty (30) days after the Company has given written notice to Employee;

(ii) been under the influence of drugs (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) during the performance of his duties under this Agreement;

(iii) engaged in behavior that would constitute grounds for liability for sexual harassment (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines or any other applicable state regulatory body) or, in the reasonable opinion of the Board, other egregious conduct violative of laws governing the workplace; or

(iv) been indicted in for a criminal offense in connection with an act of fraud, larceny, misappropriation of funds or falsification or manipulation of any records of the Company or embezzlement or any other felony or crimes of moral turpitude; or

(v) materially breached this Agreement (in a manner not covered by any of subparagraphs (i) through (iv) of this Section 5(a)) and such breach has not been cured within thirty (30) days after written notice thereof has been given to the Employee by the Company.

(b) Good Reason.“Good Reason” shall mean the occurrence of any of the following conditions which remain uncured for a period of thirty (30) days after the Company’s receipt of written notice thereof:

(i) A material breach by the Company of this Agreement (in a manner not covered by any of subparagraphs (ii) through (iv) of this Section 5(b));

(ii) A material reduction in Base Salary or a change in the bonus program identified in Section 4(c) that materially reduces the Executive’s bonus opportunity;

(iii) A material diminution in Employee’s authorities, duties or responsibilities, including Employee ceasing to serve on the Board of Directors of the Company or of Hyde Park; or

(iv) Relocation of the Company’s executive office located in Buffalo Grove, Illinois, of greater than twenty-five (25) miles.

(c) Disability. A “Disability” shall be deemed to exist if Employee has been unable to substantially perform his duties hereunder for 90 consecutive days or for 180 days in any 365 day period by reason of any physical or mental illness or injury.

(d) Notice of Termination. A “Notice of Termination” shall mean a written notice which, to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment, and sets for the “Termination Date” (as defined below). No purported termination by the Company for Cause or by Employee for Good Reason shall be effective without proper delivery of a Notice of Termination by the terminating party within 90 days of the relevant party’s initial knowledge of the existence of the condition giving rise to the termination.

(e) Termination Date. “Termination Date” shall mean (i) in the case of the Employee’s death, his date of death, (ii) in the case of Disability, the date such Disability first exists as determined in accordance with Section 5(c) above, (iii) in the case of a termination contemplated by Section 5(a) or 5(b) above, the date specified in the Notice of Termination, (iv) in the case of termination by the Company without Cause or resignation by Employee without Good Reason, the date of such termination or resignation, and (v) following delivery of a notice of non-renewal by either party pursuant to Section 2, the last day of the Term.

6. Effect of Termination or Non-Renewal.

(a) Death. In the event of the termination of Employee’s employment as a result of his death, the Company shall:

(i) pay to his estate the Base Salary earned through the Termination Date (pro rated for any partial month) plus accrued but unpaid vacation and any Bonus in respect of a prior and current year which has been earned but not yet paid; and

(ii) reimburse to Employee’s estate for any expenses pursuant to Section 4(e);

and Employee’s estate shall not have any further entitlement to any other compensation or benefits from the Company or Hyde Park other than as expressly provided herein or pursuant to any Company benefit plans.

(b) For Cause by the Company. In the event that Employee’s employment is terminated by the Company or Hyde Park for Cause, the Company shall:

(i) pay to Employee the Base Salary earned through the Termination Date (pro rated for any partial month) plus accrued but unpaid vacation; and

(ii) reimburse Employee for any expenses pursuant to Section 4(e);

and Employee shall have no further entitlement to any other compensation or benefits from the Company or Hyde Park other than as expressly provided herein or pursuant to any Company benefit plan.

(c) Termination by the Company or Hyde Park without Cause, Disability of Employee, termination by Employee with Good Reason or upon Expiration of the Term. In the event that (A) Employee’s employment is terminated by the Company or Hyde Park without Cause (other than by reason of his death), (B) Employee incurs a Disability, (C) Employee terminates his employment for Good Reason, (D) the Term expires following delivery by Company or Hyde Park of a notice of non-renewal pursuant to Section 2, (E) Employee’s resignation without Good Reason, or (F) expiration of the Term following delivery by Employee of a notice of non-renewal pursuant to Section 2, then the Company shall:

(i) pay to Employee the Base Salary earned through the Termination Date (pro rated for any partial month) plus accrued but unused vacation and any Bonus in respect of a prior and current year which has been earned but not yet paid;

(ii) reimburse Employee for any expenses pursuant to Section 4(e); and

(iii) subject to the terms of Section 8(a) and 8(b) below, (w) in the event of termination due to Disability, pay Employee 100% of Base Salary and provide health benefits in accordance with Section 4(d) for a period commencing within 30 days of Employee’s termination of employment and ending on a date that is twelve (12) months after the date payment commenced, (x) in the event of expiration of the Term following delivery by Company or Hyde Park of a notice of non-renewal pursuant to Section 2, (A) pay Employee 100% of Base Salary for a period commencing within 30 days of such expiration and ending on a date that is twelve (12) months after the date payment commenced plus (B) pay Employee a pro rata portion of the target bonus in effect for the year of expiration (based on the Company’s performance as of the end of the most recently completed financial quarter) plus 50% of the actual bonus paid in the prior year, plus (C) provide health benefits in accordance with Section 4(d) for the period described in (A) above, (y) at the election of the Company or Hyde Park, in the event of expiration of the Term following delivery by Employee of a notice of non-renewal pursuant to Section 2, (A) pay Employee 100% of Base Salary for a period commencing within 30 days of such expiration and ending on a date that is twelve (12) months after the date payment commenced plus (B) pay Employee a pro rata portion of the target bonus in effect for the year of expiration (based on the Company’s performance as of the end of the most recently completed financial quarter) plus 50% of the actual bonus paid in the prior year, plus (C) provide health benefits in accordance with Section 4(d) for the period described in (A) above, and (z) in the event of Employee’s termination by the Company or Hyde Park without Cause or Employee’s resignation for Good Reason, (A) pay Employee 100% of Base Salary for a period commencing within 30 days of Employee’s termination of employment and ending on a date that is twelve (12) months after the date payment commenced plus (B) pay Employee the target bonus in effect for the year of termination or, if none, the actual bonus paid in the year prior to termination, plus (C) provide health benefits in accordance with Section 4(d) for a period commencing within 30 days of Employee’s termination of employment and ending on a date that is twelve (12) months after the date payment commenced, provided, that all such payments shall be payable in accordance with the Company’s normal payroll practices for its executives and key management personnel subject to Section 6(d) below. Notwithstanding the foregoing, in the event Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations issued thereunder, to the extent required by Code Section 409A, payment of Base Salary and Bonus payable pursuant to this paragraph (iii) shall instead commence on the first day of the seventh month following termination of employment and continue for twelve (12) months thereafter.

As a condition to payment of the above compensation and benefits, Employee must deliver to the Company a general release in favor of the Company and Hyde Park (and their respective directors, officers, employees, successors and assigns) in form and substance reasonably acceptable to the Company, releasing any and all claims of Employee arising out of or by reason of his termination of employment hereunder (the “Release”), and the Release shall not have been revoked by Employee. The Employee shall be under no obligation to seek other employment or otherwise to mitigate the obligations of the Company or Hyde Park under this Agreement.

(d) This Section 6 sets forth the only obligations of the Company and Hyde Park with respect to the termination of Employee’s employment with the Company and Hyde Park, and Employee acknowledges that upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in this Agreement. Except as set forth in section 6(c)(iii) above, any and all payments to Employee or his estate, as the case may be, shall be paid within fifteen (15) business days of the applicable Termination Date.

7. Protection of Confidential Information.

Employee acknowledges and agrees that he will not divulge to anyone (other than the Company and its affiliates or any persons employed or designated by the Company or in connection with the Employee’s duties hereunder) any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Company or its affiliates, including, without limitation, non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company or its affiliates, customers or suppliers, that, in any case, is not otherwise available to the public (other than by Employee’s breach of the terms hereof). The provisions of this Section 7 shall apply both during the time that Employee is employed by the Company and thereafter.

8. Restriction of Competition; Interference; and Non-Solicitation.

(a) As a significant inducement to the Company to enter into and perform its obligations under this Agreement, during the Term and the Restricted Period (defined below), if any, Employee shall not anywhere in the United States of America and Canada, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of or be connected in any manner, including as an employee, advisor or consultant or similar role, with any business engaged directly or indirectly in the Business. Nothing contained herein shall prohibit the Employee from being a passive owner of not more than 5% of the outstanding equity of any class of an entity which is publicly traded. The term “Restricted Period” shall mean the one year period commencing on Termination Date; provided, however, in the case of delivery of a notice of non-renewal by the Employee pursuant to Section 2 above, there is no Restricted Period unless the Company delivers to Employee within ten days of such expiration a written election agreeing to make payments and provide benefits set forth in Section 6(c)(iii). Notwithstanding the foregoing, except in the case of termination by the Company for Cause pursuant to Section 5(a) or resignation by Employee without Good Reason, (x) the Employee’s obligations under this Section 8(a) shall terminate in the event that the Company ceases to make payments and provide benefits pursuant to Section 6(c)(iii), and (y) the Company’s obligation to make payments and provide benefits pursuant to Section 6(c)(iii) shall terminate in the event that Employee ceases to comply with his obligations under this Section 8(a).

(b) In addition to, and not in limitation of, the non-competition covenants set forth above in this Section, the Employee agrees that during the Term and the Restricted Period (defined above), he will not, directly or indirectly, (i) solicit, induce or attempt to induce any executive, employee, consultant or contractor of the Company or its affiliates to terminate his or her employment or his or her services with the Company provided, however, the foregoing restriction will not prohibit contact between Employee and any individual that results from (A) such individual’s response to a general solicitation or advertisement that is not specifically directed or targeted to such Person, or (B) such individual’s own initiative at any time after his or her termination by the Company, or (ii) solicit business away from, or attempt to sell, license or provide products or services the same as the Business to any customer of the Company or their subsidiaries and/or affiliates. Notwithstanding the foregoing, except in the case of termination by the Company for Cause pursuant to Section 5(a) or resignation by Employee without Good Reason, (x) the Employee’s obligations under this Section 8(b) shall terminate in the event that the Company ceases to make payments and provide benefits pursuant to Section 6(c)(iii), and (y) the Company’s obligation to make payments and provide benefits pursuant to Section 6(c)(iii) shall terminate in the event that Employee ceases to comply with his obligations under this Section 8(b).

(c) The Employee acknowledges (i) the scope and period of restrictions to which the restrictions imposed in this Section applies are fair and reasonable and are reasonably required for the protection of the Company, (ii) this Agreement accurately describes the business to which the restrictions are intended to apply and (iii) the obligations and restrictions provided for herein are an integral part of the consideration motivating the Company to enter into this Agreement;

(d) It is the intent of the parties to this Agreement that the provisions of this Section will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section is adjudicated to be invalid or unenforceable, the Agreement will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication was made.

(e) In addition, neither during the Term nor at any time thereafter shall Employee disparage the Company or any of its officers, directors or affiliates by making (or causing others to make) any oral or written statements or representations that could reasonably be construed to be a false and misleading statement of fact or a libelous, slanderous or disparaging statement of or concerning any of the aforementioned persons.

9. Specific Remedies.

(a) It is understood by Employee and the Company that the covenants contained in this Section 9 and in Sections 7 and 8 hereof are essential elements of this Agreement and that, but for the agreement of Employee to comply with such covenants, the Company would not have agreed to enter into this Agreement. The Company and Employee have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the business conducted by the Company and all interests of the Company. Employee agrees that the covenants contained in Sections 7 and 8 are reasonable and valid, and that a breach by Employee of any of such covenants shall be deemed to be a breach of a material provision of this Agreement. Employee acknowledges that the Company will have no adequate remedy at law if Employee violates the provisions of Sections 7 or 8 and that the Company shall have the right upon application to any court of proper jurisdiction to a temporary restraining order, preliminary injunction, injunction, specific performance or other equitable relief.

10. Indemnification; Insurance.

In addition to any rights to indemnification to which Employee is entitled under the Company’s or Hyde Park’s charter and by-laws, to the extent permitted by applicable law, the Company and Hyde Park will indemnify, from the assets of the Company and Hyde Park supplemented by insurance, Employee at all times, during and after the Term, and, to the maximum extent permitted by applicable law, shall pay Employee’s expenses (including reasonable attorneys’ fees and expenses, which shall be paid in advance by the Company as incurred, subject to recoupment in accordance with applicable law) in connection with any threatened or actual action, suit or proceeding to which Employee may be made a party, brought by any shareholder of the Company or Hyde Park directly or derivatively or by any third party by reason of any act or omission or alleged act or omission in relation to any affairs of the Company or Hyde Park or any subsidiary or affiliate of the Company or Hyde Park of Employee as an officer, director or employee of the Company or Hyde Park or any subsidiary or affiliate of the Company or Hyde Park. The Company and Hyde Park shall maintain during the Term and thereafter directors’ and officers’ liability insurance coverage sufficient, as reasonably determined by the Board of Hyde Park, to satisfy any indemnification obligation of Company or Hyde Park arising under this Section 10.

11. Independence; Severability and Non-Exclusivity.

Each of the rights enumerated in Sections 7 and 8 hereof and the remedies enumerated in Section 9 hereof shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any provision of this Agreement, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any covenant set forth herein is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form said provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in Section 9 or otherwise in the court of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

12. Compliance with Code Section 409A.

For the purpose of complying with Code Section 409A, reimbursement of expenses under Section 4 shall occur no later than December 31 of the year following the year in which the expense was incurred, and payment of a Gross-Up Payment under Section 4(j) shall be made no later than December 31 of the year following the year in which occurs payment of the related tax. In the event of any inconsistency between any provision of this Agreement and Code Section 409A, including any regulatory and administrative guidance issued from time to time thereunder, the provisions of Code Section 409A shall control. It is the intention of the parties hereto that this Agreement satisfy the requirements of Code Section 409A, and the parties hereby agree to amend this Agreement as and when necessary or desirable to conform to or otherwise properly reflect any guidance issued under Code Section 409A after the date hereof without violating Code Section 409A. In case any one or more provisions of this Agreement fails to comply with the provisions of Code Section 409A, the remaining provisions of this Agreement shall remain in effect, and this Agreement shall be administered and applied as if the non-complying provisions were not part of this Agreement. The parties in that event shall endeavor to agree upon a reasonable substitute for the non-complying provisions, to the extent that a substituted provision would not cause this Agreement to fail to comply with Code Section 409A, and, upon so agreeing, shall incorporate such substituted provisions into this Agreement.

13. Successors; Binding Agreement.

This Agreement is personal to Employee and without the prior written consent of the Company shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. The Company shall be permitted to freely assign its rights, interests and obligations to any parent, subsidiary or affiliate, or to any other third party, which acquires all or substantially all of the stock or assets of the Company. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives.

14. Notices.

Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed effective (i) upon personal delivery, if delivered by hand and followed by notice by mail or facsimile transmission, (ii) three (3) days after the date of deposit in the mails, if mailed by certified or registered mail (return receipt requested), or (iii) on the next business day, if mailed by an overnight mail service to the parties or sent by facsimile transmission,

To the Company:

Essex Crane Rental Corp.
c/o Hyde Park Acquisition Corp.
461 Fifth Avenue, 25th Floor
New York, NY 10017
Attention: Board of Directors
Facsimile: (212) 644-6262

To Employee:

Ronald Schad
2104 Indian Creek Drive
Manitowoc, WI 54220
Facsimile: (920) 684-6424

or at such other address or telecopy number (or other similar number) as either party may from time to time specify to the other. Any notice, consent or other communication required or permitted to be given hereunder shall have been deemed to be given on the date of mailing, personal delivery or telecopy or other similar means (provided the appropriate answer back is received) thereof and shall be conclusively presumed to have been received on the second business day following the date of mailing or, in the case of personal delivery or telecopy or other similar means, the day of delivery thereof, except that a change of address shall not be effective until actually received.

15. Headings.

The headings of this Agreement are for convenience of reference only and shall not affect in any manner any of the terms and conditions hereof.

16. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

17. Modifications and Waivers.

No term, provision or condition of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board of Directors of the Company and is agreed to in writing and signed by Employee. No waiver by either party hereto of any breach by the other party hereto of any term, provision or condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

18. Entire Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein and supersedes all prior agreements, negotiations and discussions between the parties hereto, there being no extraneous agreements. This Agreement may be amended only in writing executed by the parties hereto affected by such amendment.

19. Law Governing.

Except as otherwise explicitly noted, this Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the principles of conflicts of law).

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the day and year set forth above.

EMPLOYEE

/s/ Ronald Schad
Ronald Schad

COMPANY

ESSEX CRANE RENTAL CORP.

By:	/s/ Martin A. Kroll
Name: Martin A. Kroll
Title: Senior V.P. & CFO

HYDE PARK ACQUISITION CORPORATION

By:	/s/ Laurence Levy
Name: Laurence Levy
Title: Chief Executive Officer

[Signature page to R. Schad Employment Agreement]